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                            STOCK PURCHASE AGREEMENT

                                  by and among

                       COMPLETE BUSINESS SOLUTIONS, INC.,

                         E-BUSINESS SOLUTIONS.COM, INC.


                        IMPACT INNOVATIONS HOLDINGS, INC.

                                       and

                              MEDAPHIS CORPORATION




                          Dated as of April 20th, 1999

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


                                    CONTENTS

ARTICLE I          SALE AND PURCHASE OF STOCK........................................................       1
               1.1  Agreement to Sell and Purchase Stock.............................................       1
               1.2  Purchase Price...................................................................       1
               1.3  Closing Date Balance Sheet.......................................................       1
               1.4  Use of Name and Logo.............................................................       3
               1.5  Transition Issues................................................................       3

ARTICLE II         REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS................................       5
               2.1  Ownership of Shares..............................................................       5
               2.2  Capacity and Validity............................................................       5
               2.3  Organization and Standing of the Company; Capacity and Validity..................       5
               2.4  Capital Stock....................................................................       6
               2.5  Absence of Conflicting Agreements or Required Consents Relating to Obligations...       6
               2.6  Financial Statements.............................................................       6
               2.7  Absence of Changes...............................................................       7
               2.8  Litigation and Claims............................................................       8
               2.9  No Undisclosed Liabilities.......................................................       8
               2.10  Real Property...................................................................       8
               2.11  Personal Property...............................................................       8
               2.12  Intellectual Property...........................................................       9
               2.13  Intangible Property; Subsidiaries...............................................       9
               2.14  Compliance with Laws............................................................       9
               2.15 Environmental Matters............................................................       9
               2.16  Benefit Plans...................................................................       10
               2.17  Union and Employment Agreements; Employee Litigation............................       11
               2.18  Officers, Directors.............................................................       11
               2.19  Contracts and Commitments.......................................................       11
               2.20  Insurance Policies..............................................................       12
               2.21  Accounts Receivable.............................................................       12
               2.22  Accounts Payable................................................................       13
               2.23  Taxes...........................................................................       13
               2.24  Bank Accounts and Powers of Attorney............................................       14
               2.25  Statements True and Correct; Schedules..........................................       14

ARTICLE III        REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................................       15
               3.1  Organization, Standing and Authority of Purchaser................................       15
               3.2  Absence of Conflicting Agreements or Required Consents
                    Relating to Purchaser's Obligations                                                     15
               3.3  Investment Intent................................................................       15

ARTICLE IV         ADDITIONAL COVENANTS..............................................................       15
               4.1  Cooperation......................................................................       15
               4.2  Related Party Transactions.......................................................       15
               4.3  Transfer Taxes...................................................................       16
               4.4  Public Announcements.............................................................       16
               4.5  Tax Matters......................................................................       16



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
               4.6  Leases...........................................................................       19

ARTICLE V          ACTIONS TAKEN ON EXECUTION BY SHAREHOLDERS........................................       19
               5.1  The Shares.......................................................................       19
               5.2  Releases.........................................................................       19

ARTICLE VI         ACTIONS TAKEN ON EXECUTION BY THE PURCHASER.......................................       19
               6.1  Purchase Price...................................................................       19
               6.2  Trademark Assignments............................................................       20

ARTICLE VII        INDEMNIFICATION...................................................................       20
               7.1  Indemnification of Purchaser.....................................................       20
               7.2  Indemnification of Shareholder...................................................       20
               7.3  Notice and Opportunity to Defend.................................................       20
               7.4  Limitations......................................................................       21
               7.5  Survival of Representations and Warranties.......................................       22
               7.6  Subrogation......................................................................       22
               7.7  Exclusive Remedy.................................................................       22
               7.8  Dispute Resolution...............................................................       22

ARTICLE VIII       MISCELLANEOUS PROVISIONS..........................................................       23
               8.1  Definitions......................................................................       23
               8.2  Notices..........................................................................       25
               8.3  Expenses.........................................................................       26
               8.4  Waiver...........................................................................       26
               8.5  Assignment.......................................................................       26
               8.6  Binding Effect...................................................................       26
               8.7  Governing Law; Severability......................................................       26
               8.8  Counterparts.....................................................................       26
               8.9  Brokers..........................................................................       26
               8.10  Schedules and Exhibits..........................................................       27
               8.11  Headings........................................................................       27
               8.12  Entire Agreement................................................................       27



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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into this 20th day of April, 1999, and effective as of the close of business April 15, 1999 by and among COMPLETE BUSINESS SOLUTIONS, INC., a Michigan corporation (the "Purchaser"), E-BUSINESS SOLUTIONS.COM, INC., a Delaware corporation (the "Company"), IMPACT INNOVATIONS HOLDINGS, INC., a Delaware corporation ("Holdings"), and MEDAPHIS CORPORATION, a Delaware corporation ("Medaphis") (Holdings and Medaphis are sometimes referred to herein individually as a "Shareholder" and collectively as the "Shareholders"). Certain terms used in this Agreement are defined in Section 8.1 hereof.

                              W I T N E S S E T H:

         WHEREAS, the Shareholders own all of the issued and outstanding shares of common stock, $.001 par value, of the Company, and all of the issued and outstanding shares of non-voting common stock, $.001 par value, of the Company (collectively, the "Shares"); and

         WHEREAS, the parties desire to enter into this Agreement pursuant to which Purchaser will purchase from the Shareholders, and the Shareholders will sell to the Purchaser, all of the Shares upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                   SALE AND PURCHASE OF STOCK; RELATED MATTERS

         1.1 Agreement to Sell and Purchase Stock. For the consideration hereinafter provided, the Shareholders hereby sell, assign, transfer, convey and deliver to the Purchaser, free and clear of all Liens, and the Purchaser hereby purchases and acquires from the Shareholders, the Shares.

         1.2 Purchase Price. Upon execution of this Agreement, the Purchaser has transferred Fifteen Million U.S. Dollars (U.S. $15,000,000) (the "Purchase Price") to the Shareholders by wire transfer of immediately available funds to an account designated by Medaphis.

         1.3      Closing Date Balance Sheet

                  (a) The Company will prepare, consistent with the practices and procedures (except for April 15, 1999 Liabilities that may be quantified using cut off processes or other techniques) used to create the March 31, 1999 balance sheet included in the Financial Statements attached as Schedule
2.6 hereof, a balance sheet of the Company as of April 15, 1999 ("Closing Date Balance Sheet"), and an estimated "Adjustment Amount" (as defined below) that also identifies which party is to pay such Adjustment Amount. The Company will deliver the Closing Date Balance Sheet and estimated Adjustment Amount to the Shareholders within thirty (30) days after the date hereof. If within thirty
(30) days following delivery of the Closing Date Balance Sheet and estimated Adjustment Amount to the Shareholders, the Shareholders have not given Purchaser written notice of their objection to the Closing Date Balance Sheet and the estimated Adjustment Amount (which notice must contain a statement of the basis of the Shareholders' objection), then the estimated Adjustment Amount submitted by the Company shall be deemed to be the final calculation of the Adjustment Amount, not subject to appeal or any proceeding of any type brought by any party. If the Shareholders give such notice of objection, and the parties are unable to resolve any such dispute within 15 days of the Shareholders' notice of objection, then the issues in dispute will be submitted to the Atlanta, Georgia office of Ernst & Young LLP, certified public accountants (the "Accountants"), for resolution. If the issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request which are available to that party or its Affiliates (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties, not subject to appeal or any proceeding of any type brought by any party; and (iii) Purchaser will bear 50% of the fees of the Accountants for such determination, and Medaphis will bear the remaining 50% of the fees of the Accountants for such determination.

                  (b) As used herein, "Adjustment Amount" shall mean the difference between the "Adjusted Net Working Capital" (as defined below) of the Company at March 31, 1999 (as calculated by using the March 31, 1999 balance sheet included as part of the Financial Statements attached as Schedule 2.6 hereof), and the Adjusted Net Working Capital of the Company as of April 15, 1999 (as calculated by using the Closing Date Balance Sheet). If the March 31, 1999 Adjusted Net Working Capital of the Company exceeds its Adjusted Net Working Capital as of April 15, 1999, Medaphis shall be obligated to pay the Adjustment Amount to the Purchaser. Conversely, if the Adjusted Net Working Capital of the Company as of April 15, 1999 exceeds its Adjusted Net Working Capital as of March 31, 1999, the Purchaser shall be obligated to pay the Adjustment Amount to Medaphis.

                  (c) As used herein, "Adjusted Net Working Capital" shall mean (as calculated by reference to the relevant balance sheet of the Company)
(x) all of the current assets of the Company, minus (y) all of the current liabilities of the Company excluding (i) the current portion of any long term debt, and (ii) any portion of any Liability owed to the Shareholders; provided that, solely with respect to the calculation of Adjusted Net Working Capital of the Company as of April 15, 1999, (A) to the extent that any of the cash or checks received by the Company after April 15, 1999 in payment of its accounts receivable were transferred to a Medaphis account, and such funds are retained by Medaphis and it Affiliates and not returned to the Company, then the Adjusted Net Working Capital shall be reduced by such amounts or, if not so reduced, such amounts shall be returned to the Company, and (B) to the extent that (directly or indirectly) Medaphis and its Affiliates (other than the Company) paid any Liabilities of the Company after April 15, 1999 (excluding for this purpose any payments on checks of the Company dated on or prior to April 15, 1999), then the Adjusted Net Working Capital shall be increased by such payments.

                  (d) On or before the tenth business day following the final determination of the Adjustment Amount, the party required to pay the Adjustment Amount as set forth in subsection (b) above will pay such amount to the party specified above. Payments must be made


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


in immediately available funds by wire transfer to such bank account as the recipient will specify.

                  (e) To the extent not inconsistent with any other provision of this Agreement, all of the parties hereto agree that for tax, accounting and all other purposes the transactions described herein shall be deemed to have occurred as of April 15, 1999, 11:59 p.m. E.D.T.

         1.4.     Use of Name and Logo.

                  (a) It is expressly agreed that Purchaser is not (directly or indirectly through the Company or otherwise) purchasing, acquiring or otherwise obtaining any right, title or interest in the names "Impact," "Impact Innovations," "Impact Innovations Group, Inc." or any trade names, trademarks, identifying logos or service marks related thereto or employing the words "Impact" or "Impact Innovations" or any part or variation of any of the foregoing or any confusingly similar trade name, trademark or logo (collectively the "Impact Trademarks and Logos"). Purchaser acknowledges and agrees that prior to the execution of this Agreement, the Company filed an amendment to its Certificate of Incorporation amending the Company's name so as to remove the names "Impact" and "Impact Innovations" therefrom, and the Company assigned all of its right, title and interest in the Impact Trademarks and Logos to one of the Shareholders and/or its Affiliates. The Purchaser and the Company further acknowledge and agree that after the date hereof, neither the Purchaser, the Company nor any of their Affiliates shall make any use of the Impact Trademarks and Logos; provided that the Company shall have the right to use the Impact Trademarks and Logos consistent with its past practices for a period commencing as of the date hereof and ending 45 days after the date hereof (the "Interim Period") and provided further that the Company shall have the right to continue to utilize bank deposits in the name of "Impact Innovations Group" to receive and negotiate (but not issue) checks for a period of six months, in each case so long as the Company uses (and the Purchaser causes the Company to use) its commercially reasonable efforts to cease using the Impact Trademarks and Logos prior to the end of the Interim Period. Upon the expiration of the Interim Period (or such earlier date that the Company ceases using the Impact Trademarks and Logos), the Purchaser and the Company will remove and destroy as quickly as practicable all items, including without limitation, all signage, stationary, invoices or other letterhead, bearing Impact Trademarks and Logos.

                  (b) It is expressly agreed that Purchaser is not (directly or indirectly through the Company or otherwise) purchasing, acquiring or otherwise obtaining any right, title or interest in any claims, counterclaims or other rights associated with any of the Litigation listed on Schedule 2.8 hereof, and that prior to the execution of this Agreement the Shareholders have caused the Company to assign all such claims, counterclaims and other rights to a Shareholder or an Affiliate of a Shareholder. It is also agreed that Medaphis shall be solely responsible for all cost and expense associated with such Litigation listed on Schedule 2.8 hereto.

         1.5.     Transition Issues.

                  (a) Except as otherwise set forth in this Section 1.5, as of the date hereof, all data processing, accounting, insurance, banking, personnel, legal, communications and other products or services provided to the Company by Shareholders or any Affiliate of the



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


Shareholders, including any agreements or understandings (written or oral) with respect thereto, are hereby terminated; provided that all of the parties agree that the Company shall continue until January 31, 2000 to obtain its long distance service under the terms of that certain agreement between MCI/Worldcom and Medaphis dated February 2, 1998 (the "MCI Agreement"); provided, however, that Medaphis shall reimburse the Company for an amount equal to the excess (if any) of the cost per minute under the MCI Agreement over the cost per minute for comparable telephone service under Purchaser's long distance telephone service provider agreement as in effect from time to time. In the event that the Company closes or opens any locations prior to January 31, 2000, it shall use its commercially reasonable efforts to continue (at relocated or new locations) to obtain its long distance service under the MCI Agreement (whether by maintenance of then existing phone numbers, adding lines and numbers at new locations to the MCI Agreement or otherwise).

                  (b) From and after the date hereof through the payroll payments made on May 31, 1999, the Shareholders agree to continue to provide payroll services to the Company, provided that the parties agree and acknowledge that:

                           (i)      Purchaser and the Company shall reimburse
the Shareholders for the costs and expenses of the Shareholders in connection with the provision of such services within five days of the Shareholders providing an invoice for such services;

                           (ii)     Purchaser and the Company shall provide to
Medaphis all funds to be paid to employees of the Company or withheld (for tax or other purposes) in respect of such amounts for a payroll period prior to the Shareholders paying the Company's employees for such payroll period; and

                           (iii)    All of the parties agree that for the
payroll period ended April 30, 1999 the Shareholders shall withhold for their own account amounts under the Medical, Prescription Drug, Dental and Vision Benefits provided through Great-Western Life & Annuity Insurance Company but that for all payroll periods ending after April 30, 1999 the Shareholders shall not be required to withhold any amounts for health benefits of employees of the Company since the health benefits provided by Purchaser do not require any employee contributions.

                  (c) The Shareholders represent and warrant to Purchaser that prior to the execution of this Agreement the sponsorship of the BSG Alliance/IT, Inc. Retirement Savings Plan, as amended (the "Company 401(k) Plan"), and all accounts related thereto, were assigned to and assumed by Holdings. In addition, the Shareholders agree that they shall take all commercially reasonable steps to cure any operational defects in the Company 401(k) Plan in existence as of the date hereof as soon as reasonably practicable (if possible) and shall indemnify, defend and hold harmless the Company and Purchaser from and against any Losses (as defined in Article VII hereof) incurred by such parties as a result of such defects. Purchaser and the Company agree to cooperate with the Shareholders to correct such defects (at the expense of the Shareholders), including without limitation providing access to, and copies of, records reasonably necessary for such corrections. Employees participating in the Company 401(k) Plan will be deemed terminated and shall be provided with such options as are required by applicable Law, including, but not limited to, cash distributions, roll over to an individual retirement account or another employer sponsored plan, or letting the account remain with the Company 401(k) Plan.

                  (d) The parties agree that as part of the transactions contemplated by this Agreement, all of the Assets and Liabilities associated with the BSG Alliance/IT, Inc. Flexible Employee Benefit Plan, Health Care Reimbursement Plan and Dependent Care Assistance Plan shall be held by the Company, and that the parties shall execute such additional agreements of assignment and assumption to effect such intent as may be reasonably requested by any party hereto.

                  (e) Purchaser and the Company acknowledge and agree that each of the insurance policies listed on Schedule 2.20 are umbrella policies of Medaphis and that the Company shall not be insured under, or be entitled to receive any payments or any other benefits under, such policies after the date hereof.

                  (f) Purchaser and the Company hereby acknowledge and agree that the Shareholders shall be entitled to occupy without paying any rent expenses associated with the space in the Company's current Houston, Texas location to operate their travel services to the extent currently occupied by the Shareholders (the "Transition Space") for a period of up to 45 days after the date hereof, provided that the Shareholders agree (i) to pay any direct expenses related to occupancy of such space, and (ii) to cause their employees located in the Transition Space to comply with the non-payment terms of the lease agreement of the Company for such location. In addition, the Shareholders hereby agree to indemnify, defend and hold harmless Purchaser and the Company from and against any claims whatsoever asserted by the Shareholders' employees while such employees occupy the Transition Space, except to the extent such claims relate to the negligence or intentional misconduct of Purchaser or the Company.

                                   ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         As an inducement to Purchaser to enter into this Agreement and to purchase the Shares, the Shareholders, jointly and severally, represent and warrant to Purchaser as set forth below:

         2.1 Ownership of Shares. Each Shareholder is the owner of all right, title and interest (legal, record and beneficial) in and to the number of Shares set forth as owned by such Shareholder in Section 2.4 hereof, free and clear of any and all Liens, and the Shares constitute all of the issued and outstanding capital stock of the Company. The delivery to the Purchaser of the Shares pursuant to the provisions of this Agreement will transfer to the Purchaser good and marketable title to all of the Shares, free and clear of all Liens. Except as specifically contemplated by this Agreement, no Person has any Contract, right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or option for the purchase of any of the Shares from the Shareholder.

         2.2 Capacity and Validity. Each Shareholder is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each Shareholder has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and all other documents contemplated hereby according to their respective terms, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Shareholder, and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

         2.3 Organization and Standing of the Company; Capacity and Validity. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the corporate power and authority to carry on its business as it has been and is now being conducted and to own and lease the Assets which it now owns or leases. The Company is duly qualified and/or licensed to transact business in the jurisdictions listed on Schedule 2.3, and the character of the Assets owned or leased by the Company and the nature of the business conducted by it do not require such qualification and/or licensing in any other jurisdiction except as otherwise noted on Schedule 2.3. The Company has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and all other documents contemplated hereby according to their respective terms, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Copies of the articles of incorporation and all amendments thereto of the Company and the bylaws of the Company, which are contained in the corporate minute book, and copies of the corporate minutes of the Company, which have been made available to Purchaser for review, are, to the Shareholders' knowledge, (i) true and complete on the date of this Agreement and (ii) accurately reflect in all material respects all proceedings of the shareholders and directors of the Company (and all committees thereof). The stock record book of the Company, which has been made available to Purchaser for review, contains true, complete and accurate records of the stock ownership of the Company and the transfer of the shares of its capital stock.

         2.4 Capital Stock. The authorized capital stock of the Company consists of (i) 3,000 shares of common stock, $.001 par value per share, all of which are issued and outstanding as of the date hereof, and held of record by Holdings, and (ii) 500 shares of non-voting common stock, $.001 par value per share, 459 of which are issued and outstanding as of the date hereof, and held of record by Medaphis. No shares are held in the treasury of the Company. All of the Shares have been duly and validly issued, and are fully paid and nonassessable. There are no outstanding Equity Rights in the Company, no outstanding rights to demand registration, or to sell in connection with a registration, by the Company under the Securities Act of 1933, as amended, and no other Contracts of the Company of any nature relating to the Shares or any other Equity Rights in the Company. The Company is not obligated to issue any Equity Rights in the Company for any purpose.

         2.5 Absence of Conflicting Agreements or Required Consents Relating to Obligations. Except as set forth on Schedule 2.5, the execution, delivery and performance by the Shareholders and/or the Company of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both) (i) other than filing under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended ("H-S-R Act"), does not require the consent or approval of, prior filing with or notice to, or other action by, any Regulatory Authority or any other third party; (ii) will not conflict with any provision of the Company's certificate of incorporation or bylaws; (iii) will not constitute a Default under any material Law or Order to which the Shareholders or the Company is a party or by which the Shareholders, the Company or the Company's Assets are bound; (iv) will not constitute a Default under any material Contract or Permit to which the Shareholder or the Company is a party or by which the

Shareholder, the Company or the Company's Assets are bound; and (v) will not create any Lien upon the Shares or any of the Assets of the Company.

         2.6 Financial Statements. Attached hereto as Schedule 2.6 are the Company's unaudited balance sheet as of, and statement of operations for the twelve months ended, December 31, 1998, and balance sheet as of, and statement of operations for the three months ended, March 31, 1999 (collectively, the "Financial Statements"). The Financial Statements present fairly in all material respects the financial condition, Assets and Liabilities of the Company as of December 31, 1998 and March 31, 1999 and present fairly in all material respects the results of the Company's operations for the twelve months ended December 31, 1998 and the three months ended March 31, 1999, and were prepared in accordance with GAAP, subject to the absence of notes and income Taxes and, with respect to the Financial Statements dated as of and for the three month period ended March 31, 1999, to normal recurring year-end adjustments which are not material.

         2.7 Absence of Changes. Except as set forth on Schedule 2.7 and except as permitted or contemplated by this Agreement, since March 31, 1999, the Company has conducted its business only in the ordinary course and has not:

                  (a) suffered any material adverse change in its financial condition, Assets or business;

                  (b) paid, discharged or satisfied any material Liability other than the payments, discharge or satisfaction of Liabilities in the ordinary course of business;

                  (c) canceled or compromised any debts in excess of $25,000 or sold, transferred or otherwise disposed of any of its material Assets with a fair market value in excess of $25,000;

                  (d) entered into any commitment or transaction (including any lease commitment), or made any capital expenditure or commitment, in excess of U.S.$25,000;

                  (e) made any material change in any method of accounting or accounting practice;

                  (f)      incurred any Liabilities in excess of U.S.$25,000;

                  (g) subjected any of its Assets to any Lien except for Liens for current personal property Taxes not yet due and payable;

                  (h) changed or otherwise reclassified (whether by recapitalization, forward or reverse stock split or otherwise) any of its capital stock or other Equity Rights, issued any capital stock or other Equity Rights, granted any registration rights in connection with any capital stock or other Equity Rights, redeemed or otherwise purchased or acquired any of its capital stock or other Equity Rights or declared or paid any dividend or other distribution in respect of any of its capital stock or other Equity Rights;

                  (i) increased any salaries, wages or any employee benefits (whether bonuses or otherwise) for any employee;

                  (j) hired, committed to hire or terminated any employee except in the ordinary course of business;

                  (k) terminated or amended any material Contract to which it is a party;

                  (l) directly or indirectly paid or entered into a Contract to pay any severance or termination pay to any officer, director, employee or agent;

                  (m) made any change to its Certificate of Incorporation or bylaws except as contemplated by Section 1.4;

                  (n) agreed, whether in writing, orally or otherwise, to take any action described above in this Section 2.7.

         2.8      Litigation and Claims. Except as listed and described on
Schedule 2.8, there is no Litigation pending, or (to each Shareholder's knowledge) threatened against or affecting the Company or its Assets or business in any court or before any arbitrator or Regulatory Authority, and there is no event that has occurred or circumstances that exist that serve(s) as a reasonable basis for the commencement of any Litigation that would have a material adverse effect on the financial condition, Assets or business of the Company. There are no unsatisfied Orders against the Company or any Orders to which the Company is subject.

         2.9 No Undisclosed Liabilities. Except as and to the extent reflected in the Financial Statements or disclosed on Schedule 2.7 or Schedule
2.9 hereto, the Company has no Liabilities, except for Liabilities incurred in the ordinary course of its business since March 31, 1999, and which do not have a material adverse effect on the business, Assets or financial condition of the Company.

         2.10     Real Property.

                  (a)      The Company does not own any real property. Schedule
2.10. contains a true and correct list of all real property leased to the Company and the lease agreements in connection therewith. The continuation, validity and effectiveness of the leases set forth in Schedule 2.10 will not be affected in any material way by the transactions contemplated by this Agreement. The Company does not lease any real property as lessor except for any subleases noted on Schedule 2.10.

                  (b) No Litigation for the taking of any of the real property leased to or used by the Company by eminent domain by any Regulatory Authority is pending or, to each Shareholder's knowledge, threatened.

         2.11     Personal Property.

                  Schedule 2.11 contains a list of all leases for machinery, vehicles, equipment and other tangible personal property used or employed by the Company, except those that are terminable by the Company without penalty on 60 or fewer days notice or that provide for annual rental payments of less than $10,000. The continuation, validity and effectiveness of the leases set forth in Schedule 2.11 will not be materially adversely affected in any way by the transactions contemplated by this Agreement except as otherwise noted on Schedule 2.11. The Company does not lease any personal property as lessor.

         2.12 Intellectual Property. Schedule 2.12 contains a true and complete list of all material Intellectual Property owned by, registered in the name of, or used by the Company and all license agreements or other Contracts in connection therewith (other than any "shrink wrap" or similar licenses to software acquired by the Company "off the shelf" or in non-negotiated transactions). The Company owns or uses all of such Intellectual Property free of any Liens or infringement of the rights of others, except as set forth on
Schedule 2.12. The Company is not obligated to make any payments to any Person with respect to any such Intellectual Property, except as set forth on Schedule 2.12.

         2.13 Intangible Property; Subsidiaries. The Company does not own any intangible property, except as otherwise reflected in the Financial Statements, or set forth in Schedule 2.12 or in Schedule 2.13. Except as set forth on Schedule 2.13, the Company does not own, directly or indirectly, any capital stock or other Equity Rights or other ownership or investment interest in any other Person.

         2.14 Compliance with Laws. The Company has complied in all material respects, and is in material compliance with, all Laws applicable to it, its business and the ownership and present uses of its Assets. The Company has obtained all material Permits that are required for the ownership, maintenance and operation of the Company's Assets and business. The Company is not presently in Default under any such material Permit. Except as listed on Schedule 2.14, none of the material Permits held by the Company will be materially adversely affected in any way by reason of this Agreement or the consummation of the transactions contemplated herein. No notice or warning from any Regulatory Authority with respect to any failure or alleged failure of the Company to comply with any Law has been received by the Company or either Shareholder.

         2.15 Environmental Matters. The Company is in material compliance with all federal, state and municipal environmental Laws and has not spilled, discharged or released any hazardous material at or from any of the Company's premises. The Company has no material Liabilities relating to or arising from environmental matters. The Company has not received any written communication from any Regulatory Authority in respect of any environmental issues.

         2.16  Benefit Plans.

                  (a) Schedule 2.16.1 lists (i) every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, (ii) any medical, vision, dental or other health plan, any life insurance plan, and (iii) any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company or an Affiliate of the Company at any time during the six years prior to the date hereof for the benefit of the Company's employees, retirees, directors, independent contractors, or other beneficiaries or their dependents or spouses and under which such employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are or were eligible to participate (collectively, the "Benefit Plans"). Any Benefit Plan that is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA, is referred to herein as an "ERISA Plan." Except as noted in
Schedule 2.16(a), no Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                  (b) True, correct and complete copies of the following have been made available to the Purchaser by the Shareholders: all written Benefit Plans and all trust agreements or other funding arrangements, including insurance contracts, all amendments thereto and, where applicable, with respect to any such plans or plan amendments, all determination letters or advisory opinions issued by the IRS, the United States Department of Labor or Pension Benefit Guaranty Corporation, annual reports or returns, audited or unaudited financial statements, actuarial valuations, and summary annual reports for the most recent three plan years, the most recent summary plan descriptions and any material modifications thereto.

                  (c) Except as otherwise disclosed to Purchaser by a Shareholder in writing, all ERISA Plans and the related trusts that are intended to be qualified under Code Section 401(a) comply in all material respects with, and have been administered in material compliance with, the provisions of ERISA (including all reporting and disclosure requirements under ERISA Titles I and IV), all provisions of the Code relating to qualification and tax exemption under Code Section 401(a) and 501(a) or otherwise applicable to secure intended tax consequences, and all other applicable Laws. Each ERISA Plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA that is intended to be qualified under Code Section 401(a) has received a favorable determination letter as to its qualified status under the Code. Neither the Company nor, to the Company's or either Shareholder's knowledge, any administrator or fiduciary of any such ERISA Plan (or agent of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner which could subject the Company to any material liability for a breach of any fiduciary duty under ERISA. Each participant in the Company 401(k) Plan shall vest in all of the amounts in his or her account under such plan as a result of the transactions contemplated hereby.

                  (d) Neither the Company nor either Shareholder, nor to the Company's or either Shareholder's knowledge, any "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in
Section 4975(e)(2) of the Code) of any Benefit Plan has engaged in any "prohibited transaction" (within the meaning of Section 4975(c) of the Code or Section 406 of ERISA). Except as described on Schedule 2.16(d), there has been no (i) "reportable event" (as defined in Section 4043 of ERISA), or event described in Section 4062(e) or Section 4063(a) of ERISA, or (ii) termination or partial termination, withdrawal or partial withdrawal with respect to any of the ERISA Plans which the Company or any Person considered under common control with the Company (within the meaning of Code Section 414(b), (c), (m) or (o)) maintains or contributes to or has maintained or contributed to or was required to maintain or contribute to for the benefit of employees of the Company.

                  (e) The consummation of the transactions contemplated by this Agreement will not entitle any current or former employee of the Company or any of its predecessors to severance pay, unemployment compensation or any similar payment, and will not accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee, except as reflected in the balance sheet as of March 31, 1999 contained in the Financial Statements or as shown on Schedule 2.16(e).

                  (f) No ERISA Plan subject to the minimum funding standards of Code Section 412 has an "accumulated funding deficiency" as defined in Code Section 412 and Section 302 of ERISA, whether or not waived. The Company has made all required contributions under each Benefit Plan for all periods through and including the most recent fiscal year of each such Benefit Plan, except to the extent accruals therefor have been provided for in the Financial Statements.

         2.17 Union and Employment Agreements; Employee Litigation. The Company is not a party to any union agreement, nor does the Company have any Contract that is not terminable by it at will with any of its officers, directors, employees, consultants, agents, or any other person performing services for the Company, relating to their employment by or performance of services for the Company or their compensation therefor. No union attempts to organize the employees of the Company have been made, nor are any such attempts now (to either Shareholder's knowledge) threatened. Except as otherwise set forth on Schedule 2.8, there is no Litigation by an employee of the Company pending, or (to each Shareholder's knowledge) threatened, against the Company.

         2.18 Officers and Directors. Schedule 2.18 lists the names of all directors and officers of the Company.

         2.19     Contracts and Commitments.

                  (a) Except as set forth in Schedule 2.19(a), no Contract of the Company requires payments by the Company after the date of this Agreement, in the aggregate, in excess of U.S.$50,000.

                  (b) There are no Contracts between the Company and any Affiliate of the Company.

                  (c) The Company is not subject to any Contract containing covenants limiting the freedom of the Company to compete in any line of business in any geographic area or requiring the Company to share any income, revenue or profits.

                  (d) The Company is not a party to or subject to any Contract for the management of the Company and it is not obligated to become a party to any such management agreement.

                  (e) Except as set forth in Schedule 2.19(e), the Company is not a party to any contract which the Company is incapable of complete performance in accordance with its terms within thirty-six months after the date on which it was entered into or undertaken.

                  (f) Except as set forth in Schedule 2.19(f), the Company is not a party to any fixed price contract for services.

                  (g) Except as set forth in Schedule 2.19(g), the Company is not a party to or subject to any Contract involving any business other than the provision of information technology professional services.

                  (h) Except as set forth in Schedule 2.19(h), the Company is not a party to or subject to any Contract that involves or is reasonably likely to involve the supply of services by the Company the aggregate sales value of which will represent in excess of five percent (5%) of the gross revenues of the Company for the twelve months ended December 31, 1998 as set forth in the Financial Statements.

                  (i) The Company is not a party to or subject to any Contract for hedging, futures, options or other derivative contracts.

                  (j) Except as set forth in Schedule 2.19(j), the Company is not a party to or subject to any Contract for the sale of shares or Assets of the Company (other than third party application software) which contains warranties or indemnities.

                  (k) The Company is not in material Default under any Contract of the Company except for the failure to obtain any of the consents listed on Schedule 2.5.

         2.20 Insurance Policies. Schedule 2.20 sets forth a complete list and description of all insurance policies in force naming the Company as an insured or beneficiary or as a loss payee or for which the Company has paid or is obligated to pay all or part of the premiums including, without limitation, all liability, fire, health and life insurance policies. The Company has not received notice of any pending or threatened termination or premium increase (retroactive or otherwise) with respect thereto, and the Company is in material compliance with all conditions contained in said policies listed in Schedule
2.20. Except as set forth on Schedule 2.20, there are no pending claims against such insurance by the Company as to which insurers are defending under reservation of rights or have denied liability.

         2.21 Accounts Receivable. The amount of all accounts receivable appearing in the Financial Statements or arising since March 31, 1999, represent amounts due for services provided net of any reserve established therefor in such Financial Statements or on the books and records of the Company. Each account receivable of the Company as of the date hereof has arisen only from bona fide engagements in the ordinary course of the business, and has not been previously written off as a bad debt. Except as set forth on Schedule 2.21, the Company has not received any written notice from any customer asserting any right of setoff against, or any claim with respect to, any of the current accounts receivable of the Company.

         2.22 Accounts Payable. Attached hereto as Schedule 2.22 is a true, complete and accurate list of the accounts payable individually in excess of $2,500 of the Company as of March 31, 1999, setting forth the payee and the amount of indebtedness and except as noted on Schedule 2.22 there has been no material increase in the aggregate amount due under accounts payable of the Company since March 31, 1999, except in the ordinary course of business.

         2.23     Taxes.

                  (a) Except as set forth in Schedule 2.23, for taxable periods where the statute of limitations is open (i) the Company has filed all Tax Returns that it was required to file, and (ii) any affiliated group including the Company filing a consolidated federal income Tax Return has filed all federal income Tax Returns that such group was required to file, and the Company and such group, respectively, have paid all Taxes due thereon (or have established adequate reserves therefor as reflected on the Financial Statements). All information provided in such Tax Returns is true, correct and complete in all material respects as to the Company. The Company is in compliance in all material respects with and retains in its records all material information and documents to comply with applicable Tax or information reporting and any Tax withholding requirements under federal, state and local Tax Laws.

                  (b) Schedule 2.23 lists all Tax Returns filed with respect to the Company for any period where the statute of limitations is open for which there is any written claim or assessment pending, or where to the knowledge of the Shareholders such a claim or assessment is threatened, or where an audit or investigation with respect to any liability of the Company is currently pending. The Shareholders have delivered or made available to Purchaser correct and complete copies of all Tax Returns of the Company and all examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 1995 through December 31, 1997.

                  (c) Except as set forth in Schedule 2.23, the Company has not waived (or has had waived on its behalf) any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for which it could be held liable.

                  (d) Except as set forth in Schedule 2.23, the Company is not a party to any Tax allocation or sharing agreement.

                  (e) Except as set forth in Schedule 2.23, the Company has not been a member of an affiliated group filing a consolidated federal income Tax Return other than a group the common parent of which is Medaphis.

                  (f) The Company has not filed or had filed on its behalf a consent to the application of Section 341(f) of the Code.

                  (g) The Company will not be required, as a result of a change in method of accounting for any taxable period ending on or prior to the date of this Agreement, to include any adjustment under Section 481(c) of the Code in taxable income for any period ending subsequent to the date of this Agreement.

                  (h) The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (i) The Company does not have and has not had a branch in any foreign country.

                  (j) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, creditor, independent contractor or other third party.

                  (k) The Company has disclosed on its federal income Tax Returns all positions taken therein to the extent such disclosure would prevent imposition of penalties under Section 6662 of the Code for substantial understatement of federal income Tax.

         2.24 Bank Accounts and Powers of Attorney. A list of the names and addresses of each bank, together with the name and number of each account, in which the Company has an account or safe-deposit box, the names of all persons entitled to draw thereon or to have access thereto, and the names of any persons holding powers of attorney with respect to the Company, are set forth in
Schedule 2.24.

         2.25 Statements True and Correct; Schedules. No representation or warranty made herein, nor any statement, certificate or instrument furnished or to be furnished to the Purchaser pursuant to this Agreement or any other document, agreement or instrument referred to herein or therein, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. Once an item is disclosed by the Shareholders on any Schedule referenced in this Article II ("Article II Schedules") such item shall be deemed integrated into and disclosed in all of the Article II Schedules, without the necessity of any cross-references; provided, however, that such deemed disclosure and integration shall not apply as set forth below:

                  (a) No items disclosed on any of the other Article II Schedules shall be deemed disclosed on any of the following Schedules: Schedule
2.6 (Financial Statements); Schedule 2.8 (Litigation); Schedule 2.19(e) (Long Term Contracts); Schedule 2.19(f) (Fixed Price Contracts); Schedule 2.19(g) (Non-Line of Business Contracts); Schedule 2.19(h) (Large Customer Contracts); and Schedule 2.19(j) (Company Warranties).

                  (b) No items disclosed on or reflected in the Financial Statements shall be deemed to be disclosed on any Schedule other than Schedule 2.6.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As an inducement to the Shareholders to enter into this Agreement and to sell the Shares, the Purchaser hereby represents and warrants to the Shareholders the following:

         3.1 Organization, Standing and Authority of Purchaser. The Purchaser is a corporation duly organized, and validly existing and in good standing under the laws of the State of Michigan. Purchaser has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and all other documents contemplated hereby according to their respective terms, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser, and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

         3.2 Absence of Conflicting Agreements or Required Consents Relating to Purchaser's Obligations. Except as set forth in this Agreement, the execution, delivery and performance by Purchaser of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) does not require the consent or approval of, prior filing with or notice to, or other action by, any Regulatory Authority or any other third party; (ii) will not conflict with any provision of the Purchaser's articles of incorporation or bylaws; (iii) will not constitute a Default under any material Law or Order to which the Purchaser is a party or by which Purchaser or its Assets are bound; and (iv) will not constitute a Default under any Contract or Permit material to the transactions described herein, to which Purchaser is a party or by which the Purchaser or its Assets are bound.

         3.3 Investment Intent. The Purchaser is acquiring the Shares for its own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act of 1933, as amended. The Purchaser confirms that the Shareholders and the Company have made available to the Purchaser and its representatives and agents the opportunity to ask questions of the officers and management employees of the Company and to acquire such additional information about the business and financial condition of the Company as the Purchaser has requested.


                                   ARTICLE IV
                              ADDITIONAL COVENANTS

         4.1 Cooperation . Each party covenants that it will, from time to time after the date hereof, execute such additional instruments and take such actions as may be reasonably requested by any other party to confirm or perfect or otherwise to carry out the intent and purpose of this Agreement. In addition, the Shareholders agree to cooperate (at Purchaser's expense) with Purchaser in the preparation of any filings of Purchaser on Form 8-K under the Securities Exchange Act of 1934, as amended, required as a result of the transactions contemplated herein, including causing (at Purchaser's expense) Medaphis' accountants to cooperate in the preparation of any such filing.

         4.2 Related Party Transactions. The Shareholders and the Company have caused all indebtedness and other Liabilities owed to the Company by a Shareholder or any Affiliate of the Company or Shareholder to be paid in full on or prior to the date hereof, and caused all indebtedness and other Liabilities owed by the Company to a Shareholder or any Affiliate of any Shareholder to be discharged and released in full on or prior to the date hereof.

         4.3 Transfer Taxes. The Purchaser shall pay any and all transfer, sales, use and similar Taxes on any transfer of the Shares.

         4.4 Public Announcements. The Purchaser, the Shareholders and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as a party may determine is required by applicable Law, Order or court process.

         4.5      Tax Matters.

                  (a) Tax Sharing Agreements. Any Tax sharing agreement with respect to which the Company is or has been a party shall be terminated prior to the date of this Agreement and will have no further effect for any taxable year or period prior to, including, or following the date of this Agreement.

                  (b) Allocation of Tax Liability. All Tax items of the Company (including, for example, income and deductions) will be included on the federal consolidated income Tax Return of the affiliated group, the common parent of which is Medaphis (the "Medaphis Group"), for all periods through April 15, 1999. The Purchaser and the Company will furnish Tax information of such Tax items to Medaphis for inclusion in the Medaphis Group federal consolidated income Tax Return for the period that includes April 15, 1999 in accordance with past custom and practice relating to the Company.

                  (c) Cooperation and Exchange of Information. The Shareholders and Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining a Liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Tax authorities, but in no event shall the Shareholders or Purchaser be required to disclose to the other any information relating to the operations of either, as the case may be, other than information relating to a Liability for Taxes of the Company. The Shareholders and Purchaser shall make their respective employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. The parties shall cooperate fully in connection with the filing of Tax Returns, including the provision of copies of any return or report for a period which includes April 15, 1999 to the other parties not less than thirty (30) days before filing. The Shareholders will allow the Purchaser an opportunity to review and comment upon any Tax Returns (including any amended returns) to the extent that they relate to the Company. The Shareholders will take no position on such Tax Returns that relate to the Company that would adversely affect the Company after April 15,

1999, unless such position would be reasonable and consistent with past practice as if the Shareholders had owned the Company both before and after April 15, 1999. The Shareholders and Purchaser will retain all Tax Returns, schedules and work papers and all material books and records or other documents relating to Tax matters of the Company for its taxable period first ending after the date of this Agreement and for all prior taxable periods until the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions (but taking into account any extended statute of limitations applicable to a year in which a net operating loss is reported) except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Any information obtained under this Section 4.5(c) shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding. Notwithstanding anything in this
Section 4.5(c) to the contrary, no party shall be required to divulge any information to the other party that would operate as a waiver of the attorney-client privilege. Purchaser and the Shareholders shall use reasonable efforts not to destroy or allow the destruction of any such books and records and workpapers without first providing 60 days written notice of intention to destroy to the other party(ies), and allowing such other party(ies) to take possession of such records.

                  (d) Tax Indemnification. Notwithstanding any provision of this Agreement to the contrary, the Shareholders shall be jointly and severally liable, and shall pay, indemnify, and hold harmless (including any Tax owed by Purchaser as a result of this indemnification payment) Purchaser and the Company for (i) except to the extent reserved for on the Closing Date Balance Sheet, all liability for Taxes of the Company (including Taxes owed by Purchaser as a result of such indemnification payment), for all periods or portions thereof ending on or prior to April 15, 1999; (ii) except to the extent reserved for on the Closing Date Balance Sheet, all liability for Taxes of any affiliated, consolidated, unitary or combined group or any member thereof, which affiliated, consolidated, unitary or combined group includes or has included the Company for any period or portion thereof that ends prior to or that includes the date of this Agreement, which liability is assessed against the Company by reason of the Company being liable for all or part of the Taxes of any such affiliated, consolidated, unitary or combined group or any member thereof; and (iii) all liability for Taxes of the Company for all taxable periods beginning before April 15, 1999 and ending after such date but only with respect to the portion of such period ending on April 15, 1999. Any Taxes under (iii) for a period commencing prior to but ending after April 15, 1999 will be apportioned, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the basis of the actual activities, taxable income or taxable loss of the Company during the periods before and after April 15, 1999, based upon a closing of the books and determined as if such period ended with respect to the Shareholders on April 15, 1999 and commenced with respect to the Purchaser on April 16, 1999. The Purchaser agrees to indemnify the Shareholders for any additional Tax owed by the Shareholders (including Tax owed by the Shareholders due to this indemnification payment) resulting from any transaction initiated by Purchaser and not in the ordinary course of business occurring on the date of this Agreement. The Purchaser and the Shareholders agree to report all transactions initiated by the Purchaser and not in the ordinary course of business occurring on the date of this Agreement on the Purchaser's federal income Tax Return to the extent permitted by ss. 1.1502-76(b)(1)(ii)(B) of the Treasury Regulations promulgated pursuant to the Code. Any refund of Taxes received, or reduction of Taxes realized by Shareholders, or any Affiliate of Shareholders, that is directly attributable to Taxes paid or losses or credits generated by the Company with respect to any period or portion thereof ending after April 15, 1999 is to be paid to Purchaser within thirty (30) days after the receipt or credit thereof. Shareholders shall comply with Purchaser's requests in obtaining such refunds, including, but not limited to, the filing of amended returns and claims for refund. Any refund of Taxes received by Purchaser, or any Affiliate of Purchaser, that is directly attributable to Taxes paid by the Company with respect to any period or portion thereof ending on or before April 15, 1999 is to be paid to Shareholders within thirty (30) days after the receipt or credit thereof. Purchaser shall comply with Shareholders' requests in obtaining such refunds, including, but not limited to, the filing of amended returns and claims for refund.

                  (e) Elections; Other Matters. In connection with the transactions contemplated herein, Medaphis shall make an election, under ss. 1.1502-20(g)(1) of the Treasury Regulations promulgated pursuant to the Code and any corresponding elections under state or local Tax law (the "Tax Elections"), to reattribute to itself certain net operating loss carryovers and/or net capital loss carryovers provided that Medaphis agrees to not reattribute under ss. 1.1502-20(g) of the Treasury Regulations any of the net operating losses that carry forward with the Company when it leaves the Medaphis Group to the extent Purchaser can utilize such net operating losses pursuant to Code Section
382. For purposes of this Agreement and notwithstanding any provision to the contrary, the potential utilization of the net operating losses of the Company by the Purchaser shall include (i) under applicable Law, the maximum possible utilization of the net operating losses under Section 172 of the Code of the Company ("NOL") by the Purchaser or any Affiliate of Purchaser, or any successor or transferor of the Purchaser or any Affiliate of the Purchaser (the "Purchaser NOL Group"), assuming the maximum possible taxable income of the Purchaser NOL Group for any period or portion thereof beginning after April 15, 1999, plus
(ii) U.S.$2,000,000. Sixty (60) days prior to the date of filing Tax Elections, the Shareholders shall submit to Purchaser for Purchaser's review a proposal of the statement required under ss.1.1502-20(g)(5)[(4)] of the Treasury Regulations. In the event Purchaser reasonably disagrees with a statement proposed by the Shareholders, Purchaser shall within twenty (20) days of receiving such statement provide to the Shareholders a revised statement indicating the amount of NOL the Purchaser NOL Group can utilize in accordance with this Agreement and the residual amount of NOL, if any, available for the Tax Elections (the "NOL Statement"). The Shareholders, within ten (10) days of receiving the NOL Statement, shall either adopt the NOL Statement for purposes of the Tax Elections and any other Tax purpose or provide written notice to Purchaser that the Shareholders dispute the NOL Statement. Upon any such notice disputing the NOL Statement, the parties shall submit such dispute to the Accountants for resolution. Such dispute resolution shall be governed by the last sentence of Section 1.3(a). The Shareholders shall allocate all of the consolidated Section 382 limitation to the Company, to the extent Purchaser can utilize such limitation pursuant to Code Section 382 in accordance with the second sentence of this paragraph, attributable to any net operating losses ever generated by or otherwise allocable to the Company in accordance with ss.1.1502-95T of the Treasury Regulations. The Shareholders and the Purchaser shall: (i) take, and cooperate with each other to take, all actions necessary and appropriate (including, without limitation, the filing by any party hereto, or any Affiliate of any party hereto, of a copy of the Tax Elections in any appropriate forms, returns, elections, schedules and other documents and instruments filed with any Tax authority) to effect, perfect and preserve timely Tax Elections; (ii) report the purchase and sale of the Shares consistent with the Tax Elections; and (iii) take no position contrary thereto or inconsistent therewith in any Tax Return, or in any discussion with or any proceeding before any Tax authority or other Regulatory Authority or otherwise.

                  (f) Purchaser and the Company have not since April 15, 1999 entered into any transaction or Contract, or otherwise taken any position, any or all of which, singly or in the aggregate, could result in a materially different Tax consequence to the Company or the Purchaser than would have been the case had this Agreement not been entered into and the Shareholders and the Company had continued to operate the Company in a manner consistent with past practice, from April 15, 1999 through and including the date of this Agreement.

                  4.6 Leases. The Purchaser and the Company acknowledge and agree that the consents of certain landlords are required upon the consummation of the transactions contemplated by this Agreement under the terms of the leases identified in Schedule 2.5, and that the Shareholders shall have no Liability under this Agreement with respect to the failure to obtain such consents. The Shareholders agree to cooperate (at the cost of the Purchaser and the Company) with the Company and the Purchaser to obtain any such consents to the extent reasonably requested by Purchaser. Purchaser and the Company hereby acknowledge and agree that Medaphis delivered letters of credit in connection with the lease agreements with Park Avenue Building Company, LLC and WHSUM Real Estate L.P. (the "Letters of Credit"), and Purchaser and the Company agree to use their commercially reasonable efforts to obtain such letters of credit from the foregoing landlords and return them to Medaphis as soon as reasonably practicable after the date of this Agreement. Further, Purchaser and the Company acknowledge and agree that Medaphis has guaranteed the obligations of the Company under the terms of the lease for 395 Oyster Point Boulevard, #330, San Francisco, California (the "Guaranty"). Purchaser hereby agrees to indemnify, defend and hold harmless Medaphis from and against any Losses suffered by Medaphis as a result of the Letters of Credit and the Guaranty remaining outstanding after the date of this Agreement (for purposes of this sentence, Losses shall be deemed to include any draws or payments under the Letters of Credit or payments, or requests for payments, by Medaphis under the Guaranty).


                                    ARTICLE V
                   ACTIONS TAKEN ON EXECUTION BY SHAREHOLDERS

         Upon execution of this Agreement, the Shareholders and/or the Company (as appropriate) have delivered the following documents to Purchaser:

         5.1 The Shares. Stock certificates representing all of the Shares together with accompanying stock transfer powers or instruments of assignment, duly endorsed in blank for the transfer thereof.

         5.2 Releases. A release from each of the Shareholders in substantially the form of Exhibit 5.2 attached hereto.


                                   ARTICLE VI
                   ACTIONS TAKEN ON EXECUTION BY THE PURCHASER

         Upon execution of this Agreement, the Purchaser has delivered the following to the Shareholders:

         6.1 Purchase Price. The Purchase Price as provided in Section 1.2 hereto.

         6.2 Trademark Assignments. Any and all documents reasonably requested by the Shareholders (if any) to effect the transfer of the Impact Trademarks and Logos described in Section 1.4.


                                   ARTICLE VII
                                 INDEMNIFICATION

         7.1 Indemnification of Purchaser. Subject to the terms and conditions in this Article VII, the Shareholders shall jointly and severally indemnify, defend and hold harmless Purchaser from and against any loss, damage (but excluding consequential and incidental damages of Purchaser and/or the Company), Liability, cost and expense, including reasonable attorneys' fees (collectively "Losses"), suffered or incurred by Purchaser, as and when incurred, by reason of, or arising out of, (i) any misrepresentation, breach of warranty or breach or non-fulfillment of any agreement of a Shareholder contained in this Agreement or in any document executed and delivered in connection with this Agreement, (ii) the litigation listed on Schedule 2.8 hereof (such litigation referred to herein as the "Identified Litigation"), or
(iii) the Impact Innovation Key Employee Incentive Plan ("Impact Option Liability").

         7.2 Indemnification of Shareholders. Subject to the terms and conditions in this Article VII, the Purchaser shall indemnify, defend and hold harmless the Shareholders from and against any Loss suffered or incurred by either Shareholder, as and when incurred, by reason of, or arising out of, any misrepresentation, breach of warranty or breach or non-fulfillment of any agreement of the Purchaser contained in this Agreement or in any document executed and delivered in connection with this Agreement.

         7.3      Notice and Opportunity to Defend.

                  (a) The party indemnified hereunder (the "Indemnified Party") shall notify in writing the indemnifying party (the "Indemnifying Party") within thirty (30) days after a third party claim is presented to the Indemnified Party and the Indemnifying Party shall defend such claim at its expense and may select the attorneys for such defense, who shall be reasonably acceptable to the Indemnified Party. If the Indemnifying Party does not defend such claim, the Indemnified Party may do so without the Indemnifying Party's participation, in which case the Indemnifying Party shall pay the expenses of such defense. Neither the Indemnified Party nor the Indemnifying Party may settle or compromise such claim without the other party's consent, which shall not be unreasonably withheld. If the Indemnified Party fails to notify the Indemnifying Party of a third party claim as provided in this Section 7.3, and if the Indemnifying Party is thereby prejudiced by such failure of notice in its defense of the claim, the Indemnifying Party's obligation of indemnity hereunder shall be extinguished with respect to such claim to the extent that the Indemnifying Party has been prejudiced by the failure to give such notice. The Indemnified Party and Indemnifying Party agree to cooperate in good faith in the defense and/or settlement of any such claim. Notwithstanding the foregoing, the parties hereto agree that with respect to the Shareholders' obligations to indemnify, defend and hold harmless Purchaser from and against Identified Litigation the terms of this Section 7.3(a) shall not apply, and that the provisions of Section 7.3(b) shall govern.

                  (b) Medaphis shall defend the Identified Litigation at its expense using attorneys which shall be selected in the sole discretion of Medaphis. Purchaser, the Company and their respective Affiliates shall not settle any of the Identified Litigation without the prior written consent of Medaphis. Medaphis may settle any of the Identified Litigation without the consent of Purchaser, the Company or any of their respective Affiliates to the extent that any such settlement involves solely the payment of monetary obligations, and (if such payment is the obligation of Medaphis or its Affiliates) to the extent Medaphis has sufficient resources available to discharge such monetary obligation as determined by Purchaser in its reasonable, good faith discretion; provided that to the extent any such settlement involves any restriction on Purchaser's or the Company's future actions, any such settlement or compromise may not be made without the Purchaser's prior consent, which shall not be unreasonably withheld. Purchaser, the Shareholder and the Company agree to cooperate in good faith in the defense and/or settlement of any Identified Litigation, and the Shareholders agree to provide copies of all pleadings filed in connection with the Identified Litigation to Purchaser prior to their filing (to the extent reasonably practicable).

         7.4      Limitations.

         (a) Subject to Sections 7.4(b) and 7.4(c), and notwithstanding anything to the contrary contained in this Agreement other than Sections 7.4(b) and 7.4(c), a party (for purposes of this Section 7.4, the Shareholders shall be deemed to be one and the same party) otherwise entitled to indemnification under this Article VII is not entitled to indemnification until the aggregate indemnifiable Losses for which it is otherwise entitled to indemnification hereunder shall equal or exceed U.S. $100,000 (the "Threshold Amount"). If and when the sum of all indemnifiable Losses of a party hereunder equals or exceeds the Threshold Amount, then such party may request indemnification for all indemnifiable Losses in excess of the Threshold Amount. To the extent covered by insurance, any indemnifiable Loss will be deemed reduced by the amount of insurance proceeds actually received by the Indemnified Party and its Affiliates in respect of such Loss; provided, however, that in no event shall this sentence be deemed to require any Indemnified Party to maintain any level of insurance. Subject to Sections 7.4(b) and 7.4(c), in no event shall the Shareholders' collective Liability under this Article VII exceed the Purchase Price in the aggregate (the "Maximum Liability"). Except as set forth in Sections 7.4(b) and 7.4(c), all rights and remedies under this Article VII for Indemnified Parties, including all rights to indemnification, and all Liabilities and obligations under this Article VII for Indemnifying Parties, terminate on September 30, 2000 (the "Time Limit").

         (b) Exempt Claims (solely to the extent of such claims) shall not be subject to the Threshold Amount or (with respect to claims against the Shareholders) the Maximum Liability limitations set forth in Section 7.4(a) above. In addition, no Exempt Claim shall not be subject to the Time Limit; provided, however, all rights and remedies under this Article VII for Indemnified Parties, including all rights to indemnification, and all Liabilities and obligations under this Article VII for Indemnifying Parties, for an Exempt Claim shall terminate as of the expiration of all applicable statute of limitations (including any extension or waiver with respect thereto) for the underlying Liability to which such Exempt Claim relates.

         (c) The term "Exempt Claims" shall mean (i) claims by the Purchaser or the Shareholders (as appropriate) under this Article VII for breaches, or failures of performance, of the terms of Article I, Section 2.1,
Section 2.23, Section 3.3, Section 4.3, Section 4.5 and Section

4.6, and (ii) claims by the Purchaser for indemnification under this Article VII in connection with the Identified Litigation or Impact Option Liability.

         7.5 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the Shareholders, the Company and Purchaser will survive the date hereof and terminate on September 30, 2000, except for the representations, warranties, covenants and agreements referenced in clause (i) of the definition of Exempt Claims which shall survive the date hereof and terminate on the respective dates of the expiration of the applicable statute of limitations (including any extension or waiver with respect thereto) for the liabilities to which such provisions relate.

         7.6 Subrogation. Upon payment in full of any claim by a third party under this Article VII (irrespective of the method of payment), the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

         7.7 Exclusive Remedy. Except for remedies based upon fraud, the remedies provided for in this Article VII constitute the sole and exclusive remedies for recovery against either Shareholder or the Purchaser based upon the inaccuracy, untruth, incompleteness or breach of any representation or warranty of such party contained in this Agreement or in any document executed and delivered in connection with this Agreement, or based upon the failure of either Shareholder or the Purchaser to perform any covenant, agreement or undertaking required by the terms hereof to be performed by such party.

         7.8      Dispute Resolution.

                  (a) If an Indemnified Party incurs any Loss indemnifiable under this Article VII ("Indemnifiable Loss"), it shall promptly provide written notice to Indemnifying Party stating in reasonable detail the nature and amount of such Indemnifiable Loss or potential Indemnifiable Loss (a "Loss Notice"). In addition, with respect to third party claims, the Indemnified Party shall comply with Section 7.3. If the Indemnifying Party disputes the amount sought under any such Loss Notice or otherwise disputes the right of the Indemnified Party to be indemnified hereunder, it shall provide the Indemnified Party a written notice objecting to such claim for indemnification within thirty (30) days of the date any such Loss Notice is received by the Indemnifying Party (a "Protest Notice").

                  (b) If (i) the Indemnifying Party and the Indemnified Party are unable to resolve a Loss Notice with respect to which the Indemnified Party has received a Protest Notice (a "Disputed Loss Notice") within thirty days of the date the Indemnified Party receives the Protest Notice, or (ii) there is any other controversy or claim arising out of or relating to this Agreement or a breach hereof, then any of the parties hereto may require such Disputed Loss Notice or other controversy or claim to be submitted to arbitration in the venue of Washington, D.C., in accordance with the then-current expedited procedures of the commercial arbitration rules of the American Arbitration Association ("AAA"). In any arbitration hereunder, the Purchaser shall select one arbitrator, the Shareholders shall select one arbitrator, and the two arbitrators so chosen shall select a third. All such arbitrators must be selected from the list of arbitrators maintained by the AAA. Any decision of the arbitration panel shall require the vote of at least two (2) of such arbitrators and shall be deemed conclusive and each party shall be deemed to have waived any rights to appeal therefrom. Each party shall bear its own legal fees and related expenses incurred in connection with the arbitration proceedings.


                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

         8.1 Definitions. The capitalized terms set forth below shall have the following meanings:

                  "Affiliate" of a Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with such Person. Ownership of 20% or more of the voting equity securities of another Person shall be deemed to constitute "control" for purposes of this definition.

                  "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its Equity Rights, Assets or business.

                  "Default" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit,
(ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or
(iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

                  "Equity Rights" shall mean all equity interests in a Person (including but not limited to shares of capital stock, partnership units or interests or limited liability company interests or units) ("Equity Interests"), and all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, Equity Interests of a Person or by which a Person is or may be bound to issue additional Equity Interests or other Equity Rights.

                  "GAAP" shall mean generally accepted United States accounting principles applied on a consistent basis.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights, and any application with any Regulatory Authority for any of the foregoing.

                  "Knowledge" as used with respect to a party to this Agreement (including references to such Person being aware of a particular matter) shall mean those facts that are known after due inquiry by the chairman, president, chief executive officer, chief financial officer, chief operating officer, general counsel, or any vice president of such Person.

                  "Law" shall mean any federal, state, local, foreign or other code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute, including those promulgated, interpreted or enforced by any Regulatory Authority.

                  "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any Asset (including without limitation the Shares), other than Liens for current property Taxes not yet due and payable.

                  "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding.

                  "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                  "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its Equity Rights, Assets, or business.

                  "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "Regulatory Authorities" shall mean, collectively, all foreign, federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over any of the parties hereto, and/or their respect businesses or Assets.

                  "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a party or its subsidiaries.

                  "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

         8.2      Notices.

                  (a) All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if delivered by hand or if mailed by United States registered or certified mail, return receipt requested, first class postage prepaid, or sent by Federal Express or similar overnight courier service to the parties or their assignees, addressed as follows:

   If to the Shareholders or the Company:                      with a copy to:
   Medaphis Corporation                                        Alston & Bird LLP
   2840 Mt. Wilkinson Parkway                                  One Atlantic Center
   Suite 300                                                   1201 West Peachtree St., N.W.
   Atlanta, Georgia 30339                                      Atlanta, Georgia 30309-3424
   Attn:  Randolph L.M. Hutto                                  Attn:  J. Vaughan Curtis
   Fax:  (770) 444-4502                                        Fax:  (404) 881-4777

   If to the Purchaser:                                        with a copy to:

   Complete Business Solutions, Inc.                           Complete Business Solutions, Inc.
   32605 W. Twelve Mile Rd.                                    32605 W. Twelve Mile Rd.
   Suite 250                                                   Suite 250
   Farmington Hills, Michigan 48334                            Farmington Hills, Michigan 48334
   Attn:  Timothy S. Manney,                                   Attn:  Thomas E. Sizemore,
          Executive Vice President                                    General Counsel
   Fax:  (248) 488-0439                                        Fax:  (248) 848-9741




                  (b) If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, Federal Express or other overnight courier, the date on which such notice, request, instruction or document is received shall be the date of delivery.

                  (c) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this
Section 8.2.

         8.3 Expenses. The Shareholders shall pay all legal and other costs and expenses incurred by the Shareholders or by the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. The Purchaser shall pay all legal and other costs and expenses incurred by it in connection herewith.

         8.4 Waiver. Any failure on the part of any party to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed, provided such waiver is in writing. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

         8.5 Assignment. This Agreement shall not be assignable, in whole or in part, by any party hereto without the express written consent of each other party.

         8.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns.

         8.7 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.

         8.8 Counterparts. This Agreement may be executed in two or more counterparts (including facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.9 Brokers. Except as set forth on Schedule 8.9 hereto, the Shareholders and Purchaser each represent to the other that no broker or finder has been employed in connection with the transactions contemplated hereby and each party ("Incurring Party") shall indemnify the others against fees incurred by the Incurring Party.

         8.10 Schedules and Exhibits. All Schedules and Exhibits attached to this Agreement are incorporated herein by reference and made a part hereof.

         8.11 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         8.12 Entire Agreement. This Agreement and the Exhibits, Schedules, certificates and other documents delivered pursuant hereto or incorporated herein by reference, contain and constitute the entire agreement among the parties and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties relating to the transactions contemplated by this Agreement. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

                                    SHAREHOLDERS:

                                    IMPACT INNOVATIONS HOLDINGS, INC.


                                    By:/s/ RANDOLPH L. M. HUTTO
                                       -----------------------------------------
                                          Name:  Randolph L. M. Hutto
                                               ---------------------------------
                                          Title: Executive Vice President
                                                --------------------------------


                                    MEDAPHIS CORPORATION


                                    By: /s/ RANDOLPH L. M. HUTTO
                                       -----------------------------------------
                                          Name:  Randolph L. M. Hutto
                                               ---------------------------------
                                          Title: Executive Vice President
                                                --------------------------------



                                    COMPANY:

                                    E-BUSINESS SOLUTIONS.COM, INC.


                                    By: /s/ RANDOLPH L. M. HUTTO
                                       -----------------------------------------
                                          Name:  Randolph L. M. Hutto
                                               ---------------------------------
                                          Title: Executive Vice President
                                                --------------------------------


                                    PURCHASER:

                                    COMPLETE BUSINESS SOLUTIONS, INC.


                                    By: /s/ TIMOTHY S. MANNEY
                                       -----------------------------------------
                                          Name:  Timothy S. Manney
                                               ---------------------------------
                                          Title: Executive Vice President
                                                --------------------------------